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                                                                    Exhibit 99.3




                                            FOR:    Henry Schein, Inc.
                                            CONTACT: Steven Paladino
                                            Executive Vice
                                            President and Chief
                                            Financial Officer
                                            stepal@henryschein.com
                                            (631) 843-5500

                                            Susan Vassallo
                                            Director, Public Relations
                                            svassa@henryschein.com
FOR IMMEDIATE RELEASE                       (631) 843-5562
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                HENRY SCHEIN COMPLETES DEMEDIS GROUP ACQUISITION

MELVILLE, N.Y. - JUNE 18, 2004 - Henry Schein, Inc. (Nasdaq NM: HSIC), the largest provider of healthcare products and services to office-based practitioners in the combined North American and European markets, today announced that it has closed on its acquisition of demedis GmbH, excluding its Austrian operations; and Euro Dental Holding GmbH ("the demedis Group"), which includes DentalMV GmbH ("Muller & Weygandt") and KRUGG S.p.A.

        As previously reported, Henry Schein will divest Muller & Weygandt as part of its agreement with the German regulatory authorities. This divestiture is expected to close shortly. Also as previously reported, review by regulatory authorities continues regarding the demedis business in Austria, which operates under the Austrodent brand. The combined sales for the acquired companies exceeded EUR 285 for the fiscal year ended September 30, 2003, excluding sales for Muller & Weygandt and Austrodent.

          "The demedis full-service businesses in Germany and the Benelux countries; and KRUGG, the direct marketing dental and veterinary business in Italy are each leading dental distributors in their respective markets and hold important strategic significance as we further implement our pan-European business model. This transaction offers significant opportunity for Henry Schein as it nearly doubles sales of our International Group and further strengthens our platform to serve the European office-based practitioner market," said Stanley M. Bergman, Chairman, Chief Executive Officer and President of Henry Schein.

ABOUT DEMEDIS AND KRUGG

        Based in Langen, Germany, located outside Frankfurt, demedis and KRUGG, its Italian affiliate based in Milan, Italy, serve more than 75,000 customers through over 1,200 employees, including regional field sales consultants, telesales representatives and equipment service technicians. This acquisition will enhance Henry Schein's current European sales force, and significantly add to its existing International customer base of over 170,000.

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ABOUT HENRY SCHEIN

         Henry Schein, Inc., a Fortune 500(R) company, is the largest distributor of healthcare products and services to office-based practitioners in the combined North American and European markets. Recognized for its excellent customer service and highly competitive prices, the Company's four business groups - Dental, Medical, International and Technology - serve more than 425,000 customers worldwide, including dental practices and laboratories, physician practices and veterinary clinics, and government and other institutions.

         The Company's sales reached a record $3.4 billion in 2003. With a presence in 14 countries, Henry Schein's International Group posted record sales of $577 million in 2003, up 32% in U.S. dollars and up 13% in local currencies compared with 2002.

         The Company operates through a centralized and automated distribution network that serves customers in more than 125 countries. The Company offers a comprehensive selection of over 90,000 national and Henry Schein private-brand products.

         Henry Schein also offers a wide range of innovative value-added practice solutions, including such leading practice management software systems as DENTRIX(R) and Easy Dental(R) for dental practices, and AVImark(R) for veterinary clinics, which have been installed in over 50,000 practices; and ArubA(R), Henry Schein's electronic catalog and ordering system.

         Headquartered in Melville, N.Y., Henry Schein employs nearly 8,000 people in 16 countries. For more information, visit the Henry Schein Web site at www.henryschein.com.

         Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings.

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